EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2009, relating to the financial statements of Analysts International Corporation (which reports express an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for stock-based compensation in 2006 described in Note A), appearing in the Annual Report on Form 10-K of Analysts International Corporation for the year ended January 3, 2009.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

July 29, 2009